   As filed with the Securities and Exchange Commission on December 11, 2001
                      Registration Statement No. 333-66686
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            _______________________

                         POST EFFECTIVE AMENDMENT NO. 3
                                   TO FORM S-4
                                   ON FORM S-3
                            _______________________

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            _______________________

                                PERKINELMER, INC.
             (Exact name of registrant as specified in its charter)
                            _______________________

     MASSACHUSETTS                    8711                  04-2052042
    (State or other            (Primary Standard         (I.R.S. Employer
    jurisdiction of        Industrial Classification    Identification No.)
    incorporation or              Code Number)
     organization)

                                45 WILLIAM STREET
                               WELLESLEY, MA 02481
                                 (781) 237-5100
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _______________________

                               TERRANCE L. CARLSON
                SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CLERK
                                PERKINELMER, INC.
                                45 WILLIAM STREET
                               WELLESLEY, MA 02481
                                 (781) 237-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            _______________________

                                   Copies to:
                             David E. Redlick, Esq.
                            Michael J. LaCascia, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

================================================================================

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            _______________________

     The Registration Fee was previously calculated and paid in connection with the initial filing of this Registration Statement on August 3, 2001.
                            _______________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 3 on Form S-3 amends Registration Statement No. 333-66686, which was previously filed by PerkinElmer, Inc. (the "Registrant") on Form S-4 (the "Original Registration Statement"). The Original Registration Statement, as amended by this Post-Effective Amendment No. 3, is referred to herein as the "Registration Statement." On July 13, 2001, the Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Registrant, Pablo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Registrant ("Merger Sub"), and Packard BioScience Company, a Delaware Corporation ("Packard BioScience"). On November 13, 2001, pursuant to the Merger Agreement, Merger Sub was merged with and into Packard BioScience. As provided in the Merger Agreement, each outstanding share of common stock of Packard BioScience was converted into the right to receive 0.311 of a share of the Registrant's common stock, par value $1.00 per share (the "Common Stock").

     The Original Registration Statement registered the issuance of up to 23,324,164 shares of the Registrant's Common Stock to the former stockholders of Packard BioScience, pursuant to the Merger Agreement, and the applicable filing fee was paid. The number of shares so registered pursuant to the Original Registration Statement included 9,609,555 shares of Common Stock (the "Shares") issued in the merger to Stonington Capital Appreciation 1994 Fund, L.P. ("Stonington"), a former stockholder of Packard BioScience. In connection with the Merger Agreement, the Registrant and Stonington entered into a Stockholder's Agreement, dated as of July 13, 2001, pursuant to which, among other things, the Registrant agreed to register the Shares (and any securities issued or issuable in respect thereof by way of a dividend or stock split or in connection with a combination of shares or recapitalization) for resale under the Securities Act of 1933, as amended (the "Securities Act"). This Post-Effective Amendment No. 3 on Form S-3 provides for the registration of the Shares for resale under the Securities Act. Pursuant to the guidance of the Securities and Exchange Commission, including Interpretation
B.103 in the July 1997 edition of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, no additional filing fee is required for this Post-Effective Amendment No. 3 on Form S-3.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDER NAMED IN THIS PROSPECTUS IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 2001

PROSPECTUS

                                PERKINELMER, INC.

                        9,609,555 SHARES OF COMMON STOCK
                            _______________________

This prospectus relates to the resale from time to time of up to 9,609,555 shares of common stock previously issued by PerkinElmer, Inc. to Stonington Capital Appreciation 1994 Fund, L.P., a former stockholder of Packard BioScience Company, in connection with our acquisition of that company.

As of November 30, 2001, the selling stockholder owned approximately 7.8% of our outstanding common stock. We are registering these shares for offer and sale as required under the terms of a stockholder's agreement between us and the selling stockholder. Our registration of the offered shares does not mean that the selling stockholder will offer or sell any of the shares. We will not receive any proceeds from the sale of the shares.

The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, directly or though broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals, or otherwise.

Our common stock is traded on the New York Stock Exchange under the symbol "PKI". On December 10, 2001, the closing sale price of our common stock on the New York Stock Exchange was $32.11 per share. You are urged to obtain current market quotations for the common stock.

Our executive offices are located at 45 William Street, Wellesley, MA 02481. Our telephone number is (781) 237-5100.

                            _______________________

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            _______________________


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            _______________________

                The date of this prospectus is December   , 2001.

                                TABLE OF CONTENTS

                                                                           PAGE

               PROSPECTUS SUMMARY...........................................4

               THE OFFERING.................................................4

               RISK FACTORS.................................................5

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........10

               USE OF PROCEEDS..............................................11

               SELLING STOCKHOLDER..........................................11

               DESCRIPTION OF CAPITAL STOCK.................................12

               PLAN OF DISTRIBUTION.........................................19

               LEGAL MATTERS................................................21

               EXPERTS......................................................21

               WHERE YOU CAN FIND MORE INFORMATION..........................22

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............23


     Unless the context otherwise requires, references in this prospectus to "PerkinElmer," "we," "us," and "our" refer to PerkinElmer, Inc. and its subsidiaries, and references to the "selling stockholder" or "Stonington" refer to Stonington Capital Appreciation 1994 Fund, L.P.

     Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                PERKINELMER, INC.

     PerkinElmer is a global technology company, which provides products and systems to the drug discovery, genetic disease screening, pharmaceutical research, telecommunications, chemical, semiconductor, medical, aerospace and photographic markets. We have operations in over 125 countries and are a component of the S&P 500 Index. Our continuing operations are classified into three operating segments: Life Sciences, Optoelectronics and Instruments. In 2000, we had sales of approximately $1.35 billion from continuing operations.

     On November 13, 2001, we acquired Packard BioScience Company, a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life science research, such as basic human disease research and biotechnology. We accomplished the acquisition by merging Pablo Acquisition Corp., a wholly-owned subsidiary of ours, into Packard BioScience. In the merger, each share of common stock of Packard BioScience was converted into the right to receive .311 of a share of our common stock. We issued approximately 21,701,773 shares of common stock in the merger, which represented approximately 17.6% of our outstanding common stock immediately after the merger.

     In the merger, Stonington received all of the 9,609,555 shares of our common stock covered by this prospectus. In connection with the merger, we agreed to register those shares issued in the merger to Stonington for resale pursuant to this prospectus. See "Plan of Distribution" for a description of the manner in which shares of common stock may be offered and sold under this prospectus.

                                  THE OFFERING

Common Stock offered by the selling stockholder......        9,609,555 shares

Use of proceeds......................................        We will not receive any proceeds from the sale
                                                             of shares in this offering

NYSE symbol..........................................        PKI

--------------------------------------------------------------------------------

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of your investment in our common stock.

OUR OPERATING RESULTS COULD BE HARMED IF THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS ARE IN DOWNWARD CYCLES.

     Some of the industries and markets into which we sell our products are cyclical. Industry downturns often are characterized by reduced product demand, excess manufacturing capacity and erosion of average selling prices. Any significant downturn in our customers' markets or in general economic conditions would likely result in a reduction in demand for our products and could harm our business. For example, in the fiscal quarter ended September 30, 2001, the operating results for our Optoelectronics and Instruments segments were adversely affected by the downturn in the photography and semiconductor markets.

IF WE DO NOT INTRODUCE NEW PRODUCTS IN A TIMELY MANNER, OUR PRODUCTS COULD BECOME OBSOLETE, AND OUR OPERATING RESULTS WOULD SUFFER.

     We sell many of our products in industries characterized by rapid technological changes, frequent new product and service introductions and evolving industry standards. Without the timely introduction of new products and enhancements, our products could become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

     -    accurately anticipate customer needs;

     -    innovate and develop new technologies and applications;

     -    successfully commercialize new technologies in a timely manner;

     - price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

     -    differentiate our offerings from our competitors' offerings.

     Many of our products are used by our customers to develop, test and manufacture their products. Therefore, we must anticipate industry trends and develop products in advance of the commercialization of our customers' products. In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers' needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenue.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR SALES.

     Since we sell our products worldwide, our businesses are subject to risks associated with doing business internationally. Our revenue originating outside the United States represented 59% of our total revenues from continuing operations in the fiscal year ended December 31, 2000. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

     -    changes in foreign currency exchange rates;

     - changes in a country's or region's political or economic conditions, particularly in developing or emerging markets;

     - longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

     -    trade protection measures and import or export licensing requirements;

     -    differing tax laws and changes in those laws;

     -    difficulty in staffing and managing widespread operations;

     -    differing labor laws and changes in those laws;

     - differing protection of intellectual property and changes in that protection; and

     -    differing regulatory requirements and changes in those requirements.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results in a quarter. Factors that may affect our quarterly operating results and the market price of our common stock include:

     -    demand for and market acceptance of our products;

     -    competitive pressures resulting in lower selling prices;

     - adverse changes in the level of economic activity in regions in which we do business;

     - adverse changes in industries, such as drug discovery, pharmaceutical research, telecommunications, semiconductors and electronics, on which we are particularly dependent;

     - changes in the portions of our revenue represented by our various products and customers;

     -    delays or problems in the introduction of new products;

     - our competitors' announcement or introduction of new products, services or technological innovations;

     -    increased costs of raw materials or supplies; and

     -    changes in the volume or timing of product orders.

     In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY AND INTEGRATE ACQUIRED BUSINESSES, INCLUDING PACKARD BIOSCIENCE, INTO OUR EXISTING BUSINESS OR MAKE ACQUIRED BUSINESSES PROFITABLE.

     One of our strategies is to supplement our internal growth by acquiring businesses and technologies that complement or augment our existing product lines. We may be unable to identify or complete promising acquisitions for many reasons, including:

     -    competition among buyers;

     -    the need for regulatory and other approvals; and

     -    the high valuations of businesses.

     Some of the businesses we may seek to acquire may be marginally profitable or unprofitable. In addition, the earnings or losses of acquired businesses may dilute our earnings. For these acquired businesses to achieve acceptable levels of profitability, we must improve their management, operations, products and market penetration. We may not be successful in this regard and may encounter other difficulties in integrating acquired businesses into our existing operations.

     To finance our acquisitions, we may have to raise additional funds, either through public or private financings. We may be unable to obtain such funds or may be able to do so only on unfavorable terms.

WE FACE AGGRESSIVE COMPETITION IN MANY AREAS OF OUR BUSINESS; IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

     We encounter aggressive competition from numerous competitors in many areas of our business. We may not be able to compete effectively with all of these competitors. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

IF WE FAIL TO MAINTAIN SATISFACTORY COMPLIANCE WITH THE FOOD AND DRUG ADMINISTRATION'S REGULATIONS AND THOSE OF OTHER GOVERNMENTAL AGENCIES, WE MAY BE FORCED TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION, AND WE COULD BE SUBJECT TO CIVIL OR CRIMINAL PENALTIES.

     Some of the products produced by our Life Sciences segment are subject to regulation by the United States Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the FDA's regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution. In addition, we could be subject to fines or criminal prosecution.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR OUR PRODUCTS OR INCREASE OUR EXPENSES.

     We compete in markets in which we or our customers must comply with federal, state, local and foreign regulations, such as environmental, health and safety and food and drug regulations. We develop, configure and market our products to meet customer needs created by these regulations. Any significant change in these regulations could reduce demand for our products or the cost of producing these products.

OBTAINING AND ENFORCING PATENT PROTECTION FOR OUR PROPRIETARY PRODUCTS, PROCESSES AND TECHNOLOGIES MAY BE DIFFICULT AND EXPENSIVE; WE MAY INFRINGE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     Patent and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We own many U.S. and foreign patents and intend to apply for additional patents to cover our products. We may not obtain issued patents from any pending or future patent applications owned by or licensed to us. The claims allowed under any issued patents may not be broad enough to protect our technology.

     Third parties may seek to challenge, invalidate or circumvent issued patents owned by or licensed to us or claim that our products and operations infringe their patent or other intellectual property rights.

     We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the U.S. or abroad.

WE HAVE SUBSTANTIAL EXISTING DEBT AND MAY INCUR ADDITIONAL DEBT IN THE FUTURE.

     As of November 30, 2001, after giving effect to the merger, we had approximately $715.6 million in outstanding long-term debt, including indebtedness under Packard BioScience's senior subordinated notes. Pursuant to the terms of the Indenture governing Packard BioScience's 93/8% Senior Subordinated Notes due 2007 (the "senior subordinated notes"), we are obligated to offer, within 30 days of our acquisition of Packard BioScience, to repurchase the outstanding senior subordinated notes from the current holders for a price per note equal to 101% of the original principal amount, plus accrued and unpaid interest, if any, to the date of purchase. As of November 30, 2001, the amount outstanding under Packard BioScience's senior subordinated notes was approximately $118.2 million.

     We may also obtain additional long-term debt and working capital lines of credit and issue additional commercial paper to meet future financing needs, which would have the effect of increasing our total leverage. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. In addition, our substantial leverage could have significant negative consequences, including:

     - increasing our vulnerability to general adverse economic and industry conditions;

     -    limiting our ability to obtain additional financing;

     - requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

     - placing us at a possible competitive disadvantage with less leveraged competitors that may have better access to capital resources.

     A portion or our outstanding indebtedness bears interest at floating rates. As a result, our interest payment obligations on such indebtedness will increase if interest rates increase.

WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Provisions of our articles of organization and bylaws and of Massachusetts law could have the effect of delaying, deferring or preventing an acquisition of our company. For example, we may issue shares of our authorized "blank check" preferred stock and our stockholders are limited in their ability to call special stockholder meetings. In addition, we have issued preferred stock purchase rights that would adversely affect the economic and voting interests of a person or group that seeks to acquire us or a 20% or more interest in our common stock without negotiations with our board of directors.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, future profitability, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholder.

     The selling stockholder will pay any brokerage fees, selling commission or underwriting discounts, and any fees and expenses of any counsel separately retained by it, incurred in connection with disposing of the shares pursuant to this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

                               SELLING STOCKHOLDER

     We issued the shares of common stock covered by this prospectus in connection with our acquisition of Packard BioScience on November 13, 2001. The registration of the shares offered hereby does not necessarily mean that the selling stockholder will sell any or all of the shares.

     As of November 30, 2001, Stonington beneficially owned 9,609,555 shares of our common stock, representing approximately 7.8% of our outstanding common stock at that time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares; it does not, however, constitute an admission of beneficial ownership by the selling stockholder. To our knowledge, the selling stockholder has sole voting and investment power with respect to its shares of common stock.

     Since Stonington may sell all, some or none of the offered shares, no estimate can be made of the number of offered shares that will be sold by Stonington or that will be owned by Stonington upon completion of the offering.

     The selling stockholder has not held any position or office with, or otherwise had a material relationship with, us or any of our subsidiaries within the past three years. Prior to the merger, Stonington owned approximately 44% of the outstanding capital stock of Packard BioScience. In addition, three of Packard BioScience's former directors, including Alexis P. Michas, are partners and directors of Stonington, and another of Packard BioScience's former directors is an employee of Stonington. Mr. Michas was elected to our Board of Directors in November, 2001 in connection with our acquisition of Packard BioScience.

     In connection with our merger with Packard BioScience, we and the selling stockholder entered into a stockholder's agreement pursuant to which the selling stockholder agreed to vote its Packard BioScience shares in favor of the merger and we agreed to register for resale under the Securities Act of 1933 the shares of our common stock received by the selling stockholder in the merger. In addition, the selling stockholder has the right, under the stockholder's agreement, to include these shares in other registration statements that we may file in the future, subject to specific exceptions. The selling stockholder's registration rights under the stockholder's agreement terminate if the selling stockholder ceases to beneficially own at least 5% of the outstanding shares of our common stock or at such time as the selling stockholder is able to sell the shares without any restrictions under Rule 145 under the Securities Act, whichever occurs first. Prior to this time, the selling stockholder has agreed that it will not transfer or dispose of, directly or indirectly, or enter into any arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, more than 5% of the outstanding shares of our common stock in any 90-day period, except for sales of shares pursuant to a registration statement in an underwritten offering effected pursuant to the stockholder's agreement.

     The stockholder's agreement also gives the selling stockholder the right to designate one person to be nominated as a member of our Board of Directors as of the effective time of the merger and, thereafter, at each annual meeting of our stockholders. Pursuant to this right, the selling stockholder appointed Mr. Michas as its initial designee to our Board of Directors. This right terminates at any time the selling stockholder ceases to beneficially own 5% or more of our outstanding shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock and preferred stock summarizes the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our articles of organization, by-laws and stockholder rights plan, which have been filed with the Securities and Exchange Commission. The terms of these securities may also be affected by Massachusetts law.

     Under our articles of organization, our authorized capital stock consists of 300,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share.

COMMON STOCK

     As of November 30, 2001, we had 123,381,965 shares of common stock issued and outstanding, including 21,701,773 shares issued in the merger. Each outstanding share of common stock currently has attached to it one-half of one preferred share purchase right issued under our stockholder rights plan, which is summarized below. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

VOTING

     For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, of which there currently is none, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

DIVIDENDS

     If our board of directors declares a dividend, holders of our common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to holders of preferred stock, if any is outstanding.

LIQUIDATION

     If we are dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after payment of our liabilities and any amounts owed to the persons who hold preferred stock, if any is outstanding.

OTHER RIGHTS AND RESTRICTIONS

     Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our articles of organization and by-laws do not restrict the ability of a holder of common stock to transfer his, her or our shares of common stock.

     When we issue shares of common stock, the shares will be fully paid and non-assessable. Massachusetts law provides that, if we make a distribution to our stockholders other than a distribution of our capital stock, when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution made to them, or the portion of the distribution that causes us to become insolvent.

LISTING

     Our common stock is listed on the New York Stock Exchange.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

PREFERRED STOCK

     As of November 30, 2001, we had no shares of preferred stock outstanding. Our articles of organization authorize our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.

     As of November 30, 2001, our board of directors had designated 70,000 shares of preferred stock as "Series C Junior Participating Preferred Stock" in connection with our stockholder rights plan. The rights, preferences and privileges of the series C preferred stock are described below.

SERIES C PREFERRED STOCK

     Our board of directors has reserved the series C preferred stock for issuance in connection with our stockholder rights plan, which is described below. As of November 30, 2001, there were no shares of series C preferred stock outstanding. The following description is a summary of all the material terms of our series C preferred stock. We urge you to read our articles of organization because they, and not this description, define the rights of holders of series C preferred stock.

     Voting. Each share of series C preferred stock is entitled to 1,000 votes, subject to adjustment. Except as provided below, each share of series C preferred stock votes together with the holders of common stock and all other capital stock of PerkinElmer on all matters voted on by stockholders.

     In the event that we fail to pay six quarterly dividends on the series C preferred stock, the holders of the series C preferred stock, voting as a single class, will have the right to elect two members of our board of directors. Any director elected by the holders of series C preferred stock may be removed with or without cause by such holders. The terms of all directors elected under this provision will terminate when the dividend arrearage is fully paid and, in addition, we have paid at least one regular dividend after the curing of the arrearage.

     Without the vote of at least two-thirds of the outstanding shares of series C preferred stock, we may not alter or repeal any provisions in our articles of organization so as to adversely affect the rights of the series C preferred stock.

     Dividends. With respect to the payment of dividends and the distribution of assets, the series C preferred stock ranks junior to all other series of preferred stock, unless the terms of a particular series provide otherwise. The holders of shares of series C preferred stock are entitled to cash dividends equal to the greater of (a) $1.00 or (b) 1,000 times the per share amount of all cash dividends and 1,000 times the per share amount of all non-cash dividends, other than dividends payable in common stock or by a subdivision of the outstanding common stock, which have been declared on the common stock since the preceding quarterly dividend payment date. Dividends on the series C preferred stock are payable quarterly on the first day of March, June, September and December each year.

     Our board of directors must declare a dividend on the series C preferred stock after it declares any dividend on the common stock, other than dividends payable in common stock. However, if our board of directors does not declare a dividend on the common stock during the period between quarterly dividend payment dates, a dividend of $1.00 per share of series C preferred stock will still be payable on the following quarterly dividend payment date. Dividends begin to accrue and accumulate on the outstanding shares of series C preferred stock from the quarterly dividend payment date preceding the date of issuance of such shares.

     Liquidation. If we liquidate, dissolve or wind up, then we:

     - must pay the holders of outstanding shares of series C preferred stock, before we make any payment to the holders of shares of stock ranking junior to the series C preferred stock, an amount equal to $1,000 per share, plus all unpaid accrued dividends or, if greater, an amount equal to 1,000 times the amount to be paid to holders of common stock; and

     - may not make any distribution to the holders of shares of stock ranking on a parity with the series C preferred stock, except for distributions made ratably to the holders of series C preferred stock and other classes or series of preferred stock.

     For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of PerkinElmer.

     Merger, Consolidation or similar Transaction. If we are a party to any merger, consolidation or similar transaction in which shares of common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the series C preferred stock will be exchanged or changed into an amount per share equal to 1,000 times the amount of consideration into which or for which each share of common stock is changed or exchanged in such merger, consolidation or similar transaction.

     Adjustments For Stock Splits and Other Events. In the event that we declare a dividend on our common stock that is payable in common stock or we effect a subdivision, combination or consolidation of the outstanding shares of our common stock into a greater or lesser number of shares, then the dividend, liquidation and merger or consolidation amounts payable to holders of series C preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

     Certain Restrictions. If any quarterly dividends payable on the series C preferred stock are in arrears, then, until all of these unpaid dividends have been paid in full, we may not:

     - declare or pay dividends on any shares of stock ranking junior to the series C preferred stock;

     - declare or pay any dividends on any shares of stock ranking on a parity with the series C preferred stock, except ratably among all of these parity stock;

     - redeem any stock ranking junior to the series C preferred stock, unless we redeem the junior stock by issuing additional shares of stock ranking junior to the series C preferred stock; or

     - redeem any shares of series C preferred stock or shares of stock ranking on a parity with the shares of series C preferred stock, except in accordance with a purchase offer to all holders of these series or classes upon terms that our board of directors deems fair and equitable.

     We may not permit any of our subsidiaries to purchase any shares of our stock, unless it is able at such time to purchase shares in accordance with the terms described in the preceding paragraph.

     Redemption. We cannot redeem the series C preferred stock.

     Fractional Shares. We may issue the series C preferred stock in fractions of a single share, but each fraction must be a multiple of one one-thousandth of a share. Each fractional share of series C preferred stock will have proportionate voting, dividend, liquidation and other rights as discussed above.

STOCKHOLDER RIGHTS PLAN

     On January 25, 1995, our board of directors adopted a stockholder rights plan. This stockholder rights plan was amended and restated on January 30, 2001. Under this stockholder rights plan, each PerkinElmer common stockholder received a dividend of one "preferred stock purchase right" for each outstanding share of common stock that the stockholder owned. We refer to these preferred stock purchase rights as the "rights." As a result of the two-for-one stock split effected by us on June 4, 2001, pursuant to the terms of the stockholder rights plan, the number of rights distributed per share of our common stock has been proportionately adjusted to one-half a right per share. The rights trade automatically with shares of our common stock and become exercisable only under certain circumstances described below.

     The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of all the material terms of our stockholder rights plan. It does not restate these terms in their entirety. For the complete terms of our stockholder rights plan, please refer to our stockholder rights plan filed with the Securities and Exchange Commission. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     Exercise of Rights. Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us a unit equal to 1/1000th of a share of our series C preferred stock, at a purchase price of $60 per unit.

     In general, the rights will become exercisable upon the earlier of:

     - ten days following a public announcement by us that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock; or

     - ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of our common stock.

     Flip In Event. If a person or group becomes the beneficial owner of 20% or more of our common stock, then each right will entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to (a) the exercise price of the right divided by (b) one-half of the market price of our common stock on the date of the occurrence of this event. This occurrence is known as a "flip in event." A flip in event does not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

     Flip Over Event. If at any time after a person or group becomes the beneficial owner of 20% or more of our common stock, (a) we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged or (b) 50% or more of our assets or earning power is sold or transferred, then each holder of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to (1) the exercise price of the right divided by (2) one-half of the market price of the acquiring company's common stock on the date of the occurrence of this event. This exercise right will not occur if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

     Exchange of Rights. At any time after a flip in event, our board of directors may exchange the rights by providing to the holder one share of our common stock or one one-thousandth of a share of our series C preferred stock for each of the holder's rights.

     Redemption of Rights. At any time until ten days after the date on which a person or group acquired beneficial ownership of 20% or more of the outstanding shares of our common stock, we may redeem the rights at a price of $.01 per right. The rights will expire on the close of business on February 8, 2005, subject to earlier expiration or termination as described in the our stockholder rights plan.

CERTAIN PROVISIONS OF OUR BY-LAWS AND MASSACHUSETTS LAW

     Our by-laws. Our by-laws impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40%, or, if less, the maximum percentage permitted by law, or the outstanding capital stock entitled to vote at the meeting.

     Business Combinations With Interested Stockholders. Massachusetts law contains anti-takeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, Massachusetts law prevents us from engaging in a "business combination" as defined in the Massachusetts corporation statute with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder of ours, unless:

     - before the date on which the person became an interested stockholder of ours, our board of directors approved either the business combination or the transaction in which the person became an interested stockholder of ours;

     - the interested stockholder acquires 90% of our outstanding voting stock at the time it becomes an interested stockholder of ours; or

     - the business combination is approved by our board of directors and the holders of two-thirds of our outstanding voting stock voting at a meeting, excluding the voting stock owned by the interested stockholder.

     An "interested stockholder" is generally a person owning more than 5% of our outstanding voting stock. A "business combination" includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder which result in a financial benefit to the interested stockholder.

CONTROL SHARE ACQUISITIONS

     We have elected to opt out of the control share acquisitions provision of the Massachusetts corporation statute. We could, however, opt into these control share acquisitions provisions at any time by amending our by-laws.

     In general, the control share acquisitions provision of the Massachusetts corporation statute provides that, if we were to opt in, any person, including his, her or its affiliates, who acquires shares of our common stock and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of our common stock in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by our stockholders.

     The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

     -    the person making an acquisition of this nature;

     -    any of our officers; and

     -    any of our employees who is also one of our directors.

     There are several other types of share acquisitions that are not subject to this provision of the Massachusetts corporation statute, including acquisitions of shares:

     - under a tender offer, merger or consolidation which is made in connection with an agreement to which we are a party; and

     -    directly from us or a wholly-owned subsidiary of ours.

                              PLAN OF DISTRIBUTION

     The selling stockholder may offer and sell the shares covered by this prospectus from time to time. As described under "Selling Stockholder," we have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the selling stockholder does not beneficially own at least 5% of the outstanding shares of our common stock or is able to sell all of the shares covered by this prospectus without any restrictions under Rule 145 under the Securities Act, whichever occurs first.

Prior to this time, the selling stockholder may not transfer or dispose of, directly or indirectly, or enter into any arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, more than 5% of the outstanding shares of our common stock in any 90-day period. This restriction does not apply to a sale of shares pursuant to a registration statement in an underwritten offering.

     Rule 145, which requires the registration of securities publicly issued in any business combination transaction, also requires that persons formerly affiliated with the acquired company who become affiliates of the acquiring company following such transaction, sell any securities received in the transaction in compliance with the current public information, volume limitation (generally no more than 1% of the outstanding stock or the average weekly volume of the stock during the four-week period preceding the sale) and manner of sale requirements of Rule 144 under the Securities Act.

     We have agreed to cooperate reasonably with the selling stockholder in the event the selling stockholder desires to sell and distribute some or all of the shares covered by this prospectus by means of an underwritten offering. However, we are not required to enter into more than a total of two underwriting agreements in connection with the shares covered by this prospectus and not more than one underwriting agreement in any 12-month period. Moreover, we are not required to enter into a second underwriting agreement unless that registration statement covers the sale of at least two percent of our common stock then outstanding.

     The term "selling stockholder" includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, assignment, partnership distribution or other transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions, for cash or other consideration. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions, transactions in which the broker-dealer may act solely as agent, and transactions in which the broker solicits purchasers;

     -    underwritten offerings;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

     -    in the over-the-counter market;

     -    in privately negotiated transactions; and

     -    in options transactions.

In addition, as described above, the selling stockholder may sell any shares that qualify for sale under Rule 144 rather than pursuant to this prospectus.

     In connection with the distribution of the shares covered by this prospectus or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out its short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

     In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in customary or specifically negotiated amounts.

     In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be treated as "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

     The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts and commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sales by the selling stockholder.

     Our common stock is listed on the New York Stock Exchange.

     In order to comply with the securities laws of some states, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholder for the purposes of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We or the selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including, if applicable, the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, to the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution.

     We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

     Our consolidated financial statements and the related financial statement schedules, as of December 31, 2000 and for each of the fiscal years in the three year period ended December 31, 2000, included in our Annual Report on Form 10-K for the year ended December 31, 2000, as reclassified for:

     - the planned sale of our Security and Detection Systems business as described in our Current Report on Form 8-K filed on August 3, 2001; and

     - the planned sale of our Fluid Sciences segment as described in our Current Report of Form 8-K filed on November 13, 2001,

and the consolidated financial statements of Packard BioScience as of December 31, 2000 and for each of the three years in the period ended December 31, 2000, included in our Current Report on Form 8-K/A filed on December 10, 2001, which are incorporated by reference herein and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of NEN Life Sciences, Inc. at December 31, 1998 and 1999 and for the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2000, which are incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of NEN Life Science Products, a division of E. I. du Pont de Nemours and Company, for the period from January 1, 1997 through June 30, 1997, included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2000, which are incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance on such report given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file periodic and special reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission's Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the Securities and Exchange Commission's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The rules of the Securities and Exchange Commission permit us to "incorporate" into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the sale of all the shares covered by this prospectus.

          (1)  Our Current Report on Form 8-K filed August 1, 2000;

          (2)  Our Annual Report on Form 10-K for the year ended December 31,
               2000;

          (3) Our Quarterly Report on Form 10-Q for the quarter ended April 1, 2001;

          (4) Our Quarterly Report on Form 10-Q for the quarter ended July 1, 2001;

          (5) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

          (6)  Our Current Report on Form 8-K filed May 14, 2001;

          (7)  Our Current Report on Form 8-K filed June 1, 2001;

          (8)  Our Current Report on Form 8-K filed July 18, 2001;

          (9)  Our Current Report on Form 8-K filed August 3, 2001;

          (10) Our Current Report on Form 8-K filed August 30, 2001;

          (11) Our Current Report on Form 8-K filed October 26, 2001;

          (12) Our Current Report on Form 8-K filed November 13, 2001;

          (13) Our Current Report on Form 8-K filed November 16, 2001;

          (14) Our Current Report on Form 8-K/A filed December 10, 2001;

          (15) All of our filings pursuant to the Exchange Act during the period between the initial filing and effectiveness of this registration statement; and

          (16) The description of our common stock and preferred stock purchase rights contained in our registration statements on Form 8-A filed May 3, 1965 and February 9, 1995.

     You may request a copy of these documents (excluding exhibits), which will be provided to you at no cost, by writing or telephoning us using the following contact information:

          PerkinElmer, Inc.
          45 William Street
          Wellesley, MA 02481
          Attention:  Diane J. Basile
          Telephone:  (781) 237-5100

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by PerkinElmer, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Registration Fee - Securities and Exchange Commission...........  $ 72,921.38(1)
     Legal fees and expenses.........................................  $ 20,000.00
     Accounting fees and expenses....................................  $ 20,000.00
     Miscellaneous expenses..........................................  $  5,000.00
                                                                       -----------
              Total Expenses.........................................  $117,921.38
                                                                       ===========

(1) A Registration Fee of $176,993.65 was previously paid in connection with the initial filing of the registration statement on August 3, 2001 relating to the shares of PerkinElmer common stock to be issued in the merger. This amount includes $72,921.38 attributable to the 9,609,555 shares of PerkinElmer, Inc. common stock registered hereunder and issued to Stonington Capital Appreciation 1994 Fund, L.P. in the merger and covered in the accompanying prospectus.

     Item 15. Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the "Massachusetts Business Corporation Law"), and
Article V, Section 9 of the Registrant's by-laws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of the Registrant or of certain other entities. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the by-laws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     Section 65 of Chapter 156B of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records, which are prepared by or presented by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer, or incorporator reasonably believes to be reliable and competent in the matters presented, or
(ii) counsel, public accountants or other persons as to matters that the director, officer or incorporator reasonably believes to be within such a person's professional expert competence, or (iii) in the case of a director, a duly constituted committee of the board of directors upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

     Section 65 of Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or it stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Sections 61 or 62 of Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant, as amended, contains a provision consistent with Section 13 of Chapter 156B of the Massachusetts Business Corporation Law and provides that to the fullest extent permitted by the Massachusetts Business Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholder for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

     Section 9 of Article V of the By-Laws of the Registrant contains provisions relating to the indemnification of directors and officers of the Registrant, which are consistent with Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. This section provides that no indemnification will be provided to any person who was or is a director of officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; nor shall indemnification be provided where the corporation is required or has undertaken to submit to a court the question of whether or not indemnification by it is against public policy and it has been finally determined that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the board of directors who are not directly interested in such matters, to be in the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that based upon the facts available to such counsel such person has not acted in a manner that would prohibit indemnification.

     Section 67 of Chapter 156B of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability and company reimbursement liability insurance. Subject to certain deductibles, such insurance will pay up to $50,000,000 per year on claims or errors and omissions against the Registrant's directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant's by-laws.

     Item 16. Exhibits

  EXHIBIT
   NUMBER                                       DESCRIPTION
  -------                                       -----------

    4.1        The Registrant's Restated Articles of Organization were filed with the
               Commission on August 15, 2001 as Exhibit 3.1 to the Registrant's
               Quarterly Report on Form 10-Q for the quarter ended July 1, 2001 and are herein incorporated by reference.

    4.2        The Registrant's By-Laws as amended and restated by the Board of
               Directors on April 27, 1999 were filed with the Commission on March
               28, 2000 as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K
               for the fiscal year ended January 2, 2000 and are herein incorporated by reference.

    4.3        The Amended and Restated Rights Agreement dated as of January 30,
               2001 between the Registrant and Mellon Investor Services LLC, as
               Rights Agent was filed with the Commission on March 26, 2001 as
               Exhibit 4.5 to the Registrant's Annual Report for the fiscal year ended
               December 31, 2000 and is incorporated herein by reference.

    5.1        Opinion of Hale and Dorr LLP.

   23.1        Consent of Arthur Andersen LLP (Boston)

   23.2        Consent of Ernst & Young LLP

   23.3        Consent of PricewaterhouseCoopers LLP

   23.4        Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

   23.5        Consent of Arthur Andersen LLP (Hartford)

   24.1(1)     Power of Attorney

--------------
(1)  Previously filed.

     Item 17. Undertakings.

     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(g) of Regulation S-K. The Registrant hereby undertakes:

     (1) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) every prospectus (i) that is filed pursuant to paragraph (l) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Wellesley, Commonwealth of Massachusetts, on the 11th day of December, 2001.


                                        PERKINELMER, INC.


                                        By:  /s/    Terrance L. Carlson
                                            ------------------------------------
                                                    Terrance L. Carlson
                                                   Senior Vice President,
                                                  General Counsel and Clerk


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                    Title                                   Date
            ---------                                    -----                                   ----


                *                         Chairman of the Board and Chief                  December 11, 2001
--------------------------------          Executive Officer (Principal
Gregory L. Summe                          Executive Officer)


                *                         Senior Vice President and Chief                  December 11, 2001
--------------------------------          Financial Officer (Principal
Robert F. Friel                           Financial and Accounting Officer)


                *                         Director                                         December 11, 2001
--------------------------------
Tamara J. Erickson


                *                         Director                                         December 11, 2001
--------------------------------
Kent F. Hansen


                *                         Director                                         December 11, 2001
--------------------------------
John F. Keane


                *                         Director                                         December 11, 2001
--------------------------------
Nicholas A. Lopardo

                                          Director                                         December 11, 2001
--------------------------------
Alexis P. Michas


                *                         Director                                         December 11, 2001
--------------------------------
Michael C. Ruettgers


                                          Director                                         December 11, 2001
--------------------------------
Vicki L. Sato


                *                         Director                                         December 11, 2001
--------------------------------
Gabriel Schmergel


                *                         Director                                         December 11, 2001
--------------------------------
Kenton J. Sicchitano


                *                         Director                                         December 11, 2001
--------------------------------
G. Robert Tod


                                                  *By: /s/ Terrance L. Carlson
                                                       -------------------------
                                                         Terrance L. Carlson,
                                                         as attorney-in-fact

  EXHIBIT
   NUMBER                                       DESCRIPTION
  -------                                       -----------

    4.1        The Registrant's Restated Articles of Organization were filed with the
               Commission on August 15, 2001 as Exhibit 3.1 to the Registrant's
               Quarterly Report on Form 10-Q for the quarter ended July 1, 2001 and are herein incorporated by reference.

    4.2        The Registrant's By-Laws as amended and restated by the Board of
               Directors on April 27, 1999 were filed with the Commission on March
               28, 2000 as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K
               for the fiscal year ended January 2, 2000 and are herein incorporated by reference.

    4.3        The Amended and Restated Rights Agreement dated as of January 30,
               2001 between the Registrant and Mellon Investor Services LLC, as
               Rights Agent was filed with the Commission on March 26, 2001 as
               Exhibit 4.5 to the Registrant's Annual Report for the fiscal year ended
               December 31, 2000 and is incorporated herein by reference.

    5.1        Opinion of Hale and Dorr LLP.

   23.1        Consent of Arthur Andersen LLP (Boston)

   23.2        Consent of Ernst & Young LLP

   23.3        Consent of PricewaterhouseCoopers LLP

   23.4        Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

   23.5        Consent of Arthur Andersen LLP (Hartford)

   24.1(1)     Power of Attorney

--------------
(1)  Previously filed.